Exhibit 4.1

AMENDMENT NO. 2
TO
SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 2 to Shareholder Rights Agreement, dated as of February 11, 2021 (this “Amendment No. 2”), is made between Vericel Corporation, a Michigan corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Rights Agent”).

RECITALS

A.                The Company (formerly known as Aastrom Biosciences, Inc.) and the Rights Agent are parties to the Shareholder Rights Agreement, dated as of August 11, 2011, as amended on March 9, 2012 (the “Rights Agreement”).

B.                 The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth in this Amendment No. 2.

C.                 Pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(a)(ii) Event, the Company and the Rights Agent shall, if the Board so directs, supplement or amend any provision of the Rights Agreement as the Board may deem necessary or desirable without the approval of any holders of certificates representing shares of Common Stock of the Company.

NOW, THEREFORE, in consideration of the background, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.    Amendment of Rights Agreement.

(a)               Subclause (i) of the first sentence of Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(i) the Close of Business on February 11, 2021 (the “Final Expiration Date”),”

(b)               The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment No. 2, including all necessary conforming changes.

Section 2.    Direction. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment No. 2.

Section 3.    Defined Terms. Unless otherwise defined in this Amendment No. 2, capitalized terms used in this Amendment No. 2 have the respective meanings given to them in the Rights Agreement.

Section 4.    No Other Modification. Other than as set forth in this Amendment No. 2, the terms and conditions of the Rights Agreement remain in full force and effect without modification thereto.

Section 5.    Counterparts. This Amendment No. 2 may be executed in any number of counterparts. Each counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6.    Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State. The courts of the State of Michigan and of the United States of America located in the State of Michigan (the “Michigan Courts”) shall have exclusive jurisdiction over any litigation arising out of or relating to this Amendment No. 2 and the transactions contemplated hereby, and any Person commencing or otherwise involved in any such litigation shall waive any objection to the laying of venue of such litigation in the Michigan Courts and shall not plead or claim in any Michigan Court that such litigation brought therein has been brought in an inconvenient forum.

Section 7.    Descriptive Headings. Descriptive headings of the several sections of this Amendment No. 2 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment No. 2.

[Signatures follow on next page]

In Witness Whereof, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered as of the day and year first above written.

Vericel Corporation

By:	/s/ Sean C. Flynn
Name:	Sean C. Flynn
Title:	Vice President, General Counsel & Secretary

Continental Stock Transfer & Trust Company, as Rights Agent

By:	/s/ Henry Farrell
Name:	Henry Farrell
Title:	Vice President

[Signature Page – Amendment No. 2 to Rights Plan]